DISTOKEN ACQUISITION CORPORATION

Unit 1006, Block C, Jinshangjun Park
No. 2 Xiaoba Road, Panlong District
Kunming, Yunnan, China

February 10, 2023

VIA EDGAR

United States Securities and Exchange Commission
Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Geoff Kruczek

RE:	Distoken Acquisition Corporation Registration Statement on Form S-1 Filed September 15, 2020, as amended File No. 333-248822

Ladies and Gentlemen:

Distoken Acquisition Corporation (the “Company”) hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of the effective date of the above-referenced Registration Statement, as amended (the “Registration Statement”), so that the Registration Statement will become effective at 4:00 p.m., Eastern Time, on Monday, February 13, 2023, or as soon thereafter as practicable.

[Signature Page Follows]

Very truly yours,

DISTOKEN ACQUISITION CORPORATION

By:	/s/ Jian Zhang
Name: Jian Zhang
Title: Chairman and Chief Executive Officer

cc:	Ellenoff Grossman & Schole LLP
Graubard Miller